MINING VENTURE AGREEMENT

         THIS AGREEMENT made as of ---------, between Great Basin Exploration & Mining Co., Inc., a Nevada corporation, ("GBEM") and, Digger Resources Inc. A British Columbia corporation ("DRI").

                                    RECITALS

     A. GBEM owns certain Properties in Lander County, State of Nevada which Properties are described in Exhibit A and defined in Section 1.21.

     B. DRI wishes to participate with GBEM in the exploration, evaluation, development, and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement, and GBEM s willing t grant such right to DRI.

     C. The Properties subject to this Agreement are subject to that certain Tempo Mineral Lease dated effective October 14, 1994 by and between GBEM (as lessee) and Lyle F. Campbell, Sole Trustee of the Lyle F. Campbell Trust (as lessor) attached hereto as Attachment I, (the "Campbell Lease").

     D. The Properties subject to this Agreement are subject to that certain Participation Agreement dated effective May 31, 1995 by and between Serem Gatro Canada Inc., ("SGC"). GBEM and Great Basin Management Co., Inc. (The "SGC Agreement") attached hereto as Attachment II.

     NOW, THEREFORE, in consideration of the covenants and Agreements contained herein, GBEM and DRI agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     1.1  "Accounting Procedure" means the procedures set forth in Exhibit B.

     1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Participant. For purposes of the preceding sentence "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     1.3  "Agreement"  means  this  Mining  Venture  Agreement,   including  all
amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

     1.4  "Area of Interest" means the area described in Part 2 of Exhibit A.

     1.5 "Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

     1.6 "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

     1.7 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

     1.8 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

     1.9 "Initial Contribution" means that contribution each Participant has made or agrees to make pursuant to Section 5.1 and Section 5.2.

     1.10 "Joint  Account" means the account  maintained in accordance  with the
Accounting   Procedure   showing  the  charges  and  credits   accruing  to  the
Participants.

     1.11 "Management Committee" means the committee established under Article VII.

     1.12 "Manager" ,means the person or entity appointed under Article VIII to manage Operations, or any successor Manager.

     1.13 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

     1.14 "Net Proceeds" means certain amounts calculated as provided in Exhibit D, which may be payable to a Participant under Section 6.4 (b)(2).

     1.15 "Operations" means the activities carried out under this Agreement.

     1.16 "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

     1.17 "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.515% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interest of the Participants are set forth in Section 6.1.

     1.18 "Prime Rate" means the interest rate quoted as "Prime" by the Chemical Bank at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which the Bank loans funds.

     1.19 "Products" means all ores, minerals and mineral resources produced from the Properties under this Agreement.

     1.20 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

     1.21 "Properties" means those interests in real property described in Part 1 of Exhibit A and all other interest in real property within the Area of Interest which are acquired and held subject to this Agreement.

     1.22 "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

     1.23 "Venture" mans the business arrangement of the Participants under this Agreement.


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     1.24 "Feasibility Study" means a comprehensive  study and report,  prepared in accordance with Section 6.7 of this Agreement and with engineering standards of the highest quality, containing all material information required to support a recommendation that one or more mineral deposits or suspected mineral deposits on or in the Properties should be brought into Commercial Production and therefore operated on a commercial basis. Without limiting the generality of the foregoing, any such study shall contain all requisite details respecting ore reserves, mine or pit design, mining plan, estimated mining reates and cut-off grades; results of all metallurgical analysis, the method of extracting and treating the ore, marketing analysis and proposed marketing arrangements, full environmental and social impact studies, all data, including cost estimates of mine development and contruction, erection of plant service facilities, roads, dumps, tailings disposal, power, water and transport, all operating costs contemplated and working capital requirements; the whole to be based upon work of sufficient scope to verify the existence of a commercial deposit on the Properties without resort to any additional work. Such study shall include a timetable for placing the Properties into Commercial Production, disclosing, on critical path, work required to be done during the construction period and the number of weeks estimated to elapse from the date of production commitment to the date when construction will be completed and Commercial Production will commence.

                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES: TITLE TO ASSETS

     2.1 Capacity of Participants. Each of the Participants represents and warrants as follows:

          (a) that it is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purpose of this Agreement;

          (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken:

          (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and is valid and binding upon it in accordance with its terms.

     2.2   Representations   and   Warranties.    GBEM   makes   the   following
representations and warranties effective the date hereof:

          (a) With respect to those Properties GBEM owns in fee simple, if any, GBEM is in exclusive possession of and owns such Properties free and clear of all defects, liens and encumbrances except those specifically identified on Part 1 of Exhibit A.

          (b) With respect to those Properties in which GBEM holds an interest under leases or other contracts: (I) GBEM is in exclusive possession of such Properties; (ii) GBEM has not received any notice of default of any of the terms or provisions of such contracts; (iii) GBEM has the authority under such contracts to perform fully its obligations under this Agreement; (iv) to the best of GBEM's knowledge and belief, such contracts are valid and are in good standing; and (v) to the best of GBEM's knowledge and belief, the properties covered thereby are free and clear of all defects, liens and encumbrances except for those specifically identified on Part 1 of Exhibit A or in such contracts. GBEM has delivered to DRI all information concerning title to the Properties in GBEM's possession or control, including, but not limited to, true and correct copies of all leases or other contracts relating to the Properties of which GBEM has knowledge.

          (c) With respect to unpatented mining claims located by GBEM that are included within the Properties, except as provided in part 1 of Exhibit A and subject to the paramount title of the United States: (I) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work and any annual fee required to hold the unpatented mining claims has been performed or paid in a manner consistent with that required of the Manager pursuant to Section 8.2(k) of this Agreement through the assessment year ending September 1, 1995; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) the claims are free and clear of defects, liens and encumbrances arising by, through or under GBEM; and (vii) GBEM has no knowledge of conflicting claims. Nothing in this Section 2.2(c), however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals. With respect to those unpatented mining claims that were not located by GBEM or an Affiliate of GBEM, but are included within the Properties, GBEM makes the foregoing representations and warranties (with the foregoing exceptions) to the best of its knowledge and belief.

          (d) With respect to the Properties, there are no pending or threatened actions, suits, claims or proceedings.
          (e) With respect to all Properties, not withstanding the foregoing Representatives and Warranties, the Properties are subject to (I) the Campbell Lease and (ii) the SGC Agreement and the participation rights of SGC under the SGC Agreement.

     The representations and warrantees set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

     2.3 Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.

     2.4  Record Title.  Title to the assets shall be held as follows:

          (a) Except as otherwise provided the Participants shall own all Assets as tenants in common of undivided interests and shall be severally, not jointly or collectively liable for all obligations of the Venture.

          (b) Each Participant shall be severally liable to third parties for any act or omission occurring in the exercise of its rights or obligation as a Participant in the Area of Interest.

     2.5 Joint Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of GBEM shall be charged to GBEM.

     2.6 Guarantee and Assumption of Obligations and Duties. GBEM guarantees performance of all of the duties of the Lessee under the Campbell Lease whether said duties accrue before or after any transfer of the Lease. To the extent any right, obligation, duty or interest of GBEM under the Campbell Lease and the SGC Agreement I assigned or transferred to DRI pursuant to this Agreement. DRI agrees to be bound by the terms and conditions or the Campbell Lease and SGC Agreement to same extent a GBEM. DRI and GBEM agree to bound by Article 22 of the Campbell Lease as set forth immediately below in conjunction with this Agreement and in any and all subsequent sales, assignments, subleases, joint operating agreements, or other documents effecting such a transfer of rights or duties under the Campbell Lease:

     Assignment: Sublease; Joint Operations; Transfers. The subject matter of the Campbell Lease includies unpatented mining claims. The parties recognizee the uncertain and tenuous nature of title to the unpatented mining claims. Further, the parties recognize the critical importance of complying with state and federal regulations and statutes in preserving said title. The parties expressly agree that part of the material consideration for this agreement is Lessor's confidence in Lessee's ability and commitment to perform its duties hereunder, such duties include but are not limited to performance of annual assessment work and perfection of proof thereof as provided in Article 9 of the Campbell Lease; development of all necessary exploration, operation, reclamation and bonding plans as provided in Article 5 of the Campbell Lease; compliance with all local, state and federal laws, statutes, ordinances, rules and regulations as provided in Article 12 of the Campbell lease; and application of the highest level of its professional, technical and financial ability and willingness to explore and operate the Tempo Mineral Prospect in compliance with all the terms of the Lease, all of which are necessary to protect Lessor's rights and title int he Tempo Mineral Prospect.

     GBEM and DRI expressly agree in view of the material considerations listed immediately above that they shall not assign, sublease enter a joint operating agreement, or otherwise transfer (hereinafter "transfer") all or any part of their rights or duties under the Campbell lease without performance of the following express conditions:

          (a) Prior to execution of any documents effecting such a transfer, GBEM shall provide Lessor with a copy of the proposed transfer documents together with all exhibits or attachments thereto not less than fifteen (15) days prior to execution thereof.

          (b) GBEM and DRI shall not execute any such transfer documents or obligate themselves to make any such transfer without obtaining the prior written consent of Lessor.

          (c) GBEM and DRI shall expressly guarantee performance of all of the duties of Lessee under this Lease whether said duties accrue before or after transfer of the Lease by lessee. Said guarantee shall be express in the documents which effect such sale, loan, sublease, assignment, joint venture agreement or other transfer, and no refusal by Lessor to consent to any transfere shall be unreasonable in Lesseee fails or refuses to guarantee the obligations of its transferee in the same instrument , or if the same instrument does not obligate the transferee to be bound by the terms and condtions of this Lease to the same extent as the transeror (Lessee). If hte transfer is the grant of security interest in or other incumbrance of all or any part of Lessee's interest hereunder in order to secure a loan to lessee, the instrument documenting the transfer shall recite that it is subject to the terms and condition of this Lease and that upon any foreclosure of or other enforcement of rights in the encumbrance the foreclsoing party shall assume the position of Lessee hereunder and shall comply with and be bound by all terms and conditions of this Lease. No transfer by Lessee hereunder shall relieve Lessee from any obligation which accrues or attaches prior to the effectice date of the transfer.

          (d) GBEM and DRI agree that Article 22 of the Campbell Lease shall be expressly incorporated, and not incoroportated by reference, in any sale, assignment, sublease, joint operation agreement, or other doucument effecting such a transfer,and in any and all subsequent sales, assignments,subleases, joint operating agreements, or anyy other documetns effecting a transfer of its rights or duties under this Lease.

     It is expressly agred that should GBEM or DRI enter into any sale,loan, insturment, assignment, sublease, joint operating agreement ot other transfer or Lessee's rights ot duties hereunder without prior perfoemance of conditions a, b, c and d listed immediately above, such transfer shall be void and such transfer shall constitute a material breach of this lease by Lessee.

     Lessor agres that its prior written consent to any suhc transfer shall not be unreasonable withbelf. Lessor may without any consent and without any prior notice to lessee sell, encumber or otherwise transfer its rights under this Lease. Lessor shall deliver a true and correct copyof any documents evidienicing such a sale,encumbrance or transfer to Lessee within fifteen (15) days after execution thereof.

     GBEM and DRI agree to provide lessor, after its written consent thereto, with a counterpart original of any sale, loan instrument, assignment, sublease, joint venture agreement, or other transfer documents complete with all supporting documents, attachments, and exhibits within fifteen (15) days after execution thereof.

                                   ARTICLE III
                             NAME, PURPOSES AND TERM

     3.1 General. GBEM and DRI hereby enter into this Agreement for the purposes hereinafter stated, and they agree that all of their rights and all of the Operations onor in connection with the Properties or the Area of Interest shall be subject to and governed by this Agreement.

     3.2 Name. The name of this Venture shall be the Tempo Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

     3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

          (a)  to conduct Exploration within the Area of Interest;

          (b)  to acquire additional Properties within the Area of Interest;

          (c)  to evaluate the possible Development of the Properties;

          (d)  to engage in Development and Mining Operations on the Properties;

          (e)  to engage in  marketing  Products,  to the  extent  permitted  by
Article XI; and

          (f)  to  perform  anyother   activity   necessary,   appropriate,   or
incidental to any of the foregoing.

     3.4 Limitaitons. Unless the Participants otherwise agreein writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

     3.5 Effective Date and Term. The effective date of this Agreement shall be the date first recited above. The term of this Agreement shall be for 30 years from the effective date and for so long thereafter ass Products are produced from the Properties, unless the Agreement is earlier terminated as herein provided.

                                   ARTICLE IV
                        RELATIONSHIP OF THE PARTICIPANTS

     4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant as the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant as the agent or legal representative of the other, not to create any fiduciary relationship between them. It is not the intention of the participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be severa and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Asets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneyss from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liablility by the indemnifying participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwisie agreed in writing between the Participants.

     4.2 Federal Tax Elections and  Allocations.  Without changing the effect of
Section 4.1, the Participant agree tht their relationship shall constitute a tax partnership within the meaning of Section 761(a) of the United Statess Internal Revenue Code of 1954, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

     4.3 State Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same mannera s it is for federal income tax purposes.

     4.4 Tax Returns. The Tax Matters Partner, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

     4.5 Other Business Oppoprtunites. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctines of "corporate opportunity" or "business opportunity" shall not be aplied to any other ctivity, venture, or operation or either Participant, and except as otherwise provided in
Section 12.6, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interst after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in an y facility owned or controlled by such Participant.

     4.6 Waiver of right to Partition. The Participants hereby waive and release all rights of partition, or of ale in lieu thereof, or other division of Assets, including any such rights provided by statute.

     4.7 Transfer or Terminaton of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwie permit or caue such interests to terminate.

     4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

                                    ARTICLE V
                          CONTRIBUTION BY PARTICIPANTS

     5.1 GBEM's Initial Contributions. GBEM, as its Initial Contribution, hereby contributes the Property and al data and other information relating to the mineral potential of the Tempo Properties to the purposes of this Agreement.

     5.2  DRI's Initial Contribution.

          (a) DRI has made an initial Cash Payment to GBEM (the "cash payment" in letter agreement dated November 13, 1995 by and between DRI and GBEM, the receipt of which is hereby acknowledged.

          (b) DRI shall either, whichever first occurs, contribute the first One Million Five Hundred Thousand Dollars ($1,500,000.00) to the Venture on or before December 31, 2000 for the payment of costs necessary to fund Venture Operations and Programs and Budgets (the "Cost Expenditures") or complete a Feasibility Study covering and relating to all or a portion of the Properties.

          (c) DRI shall make payments for Advance Minimum Royalty dir and payable pursuant to the Tempo Mineral Lease during the term of this Agreement. DRI shall assume GBEM's obligations under the Temnpo Mineral Lease, except those oblligations which accrued prior to November 13, 1995 but including the obligaqtion fto fulfill the minimum work requiremetns of Fifty Thousand Dollars ($50,000.00) for 1995.

     5.3 Failure to Make Initial Contribution. DRI's failure to make its Initial Contribution in accordance with provisions of Article 5.2 shall be deemed to be a withdrawal of DRI from this Agreement and the termination of its Participating Interst hereunder. Upon such event, DRI shall have no further right, title or interest in the Assets. Such withdrawal or termination will not relieve DRI of its obligation to fund Operations up to the amount of DRI's agreed contribution to an adopted Program and Budget, nor shall such withdrawal relieve DRI of its Responsiblility to fund and satisfy its share of liabilities to third persons (whether such accres before or after such withdrawal) arising out of Operations conducted prior to DRI's withdrawal. DRI shall fund and satisfy 100% of such liabilites until it has contributed the full amount of its Inital Contribution, and thereafter ot shall fund and satisfy such liabilities in proportion to its inital Participating Interest set forth in section 6.1. Except as provided in the preceding two sentences, DRI's withdrawal shall relieve DRI from any ohter obligation to make contributions hereunder.

     5.4 Additional Cash Contributions. At such time as DRI has contributed the full amount of its Intitial Contribution or completed a Feasibility Study, the Participants, subject to any election permitted by Section 6.3, shall be obligated to contribute funds to adopted Programs in proportion to their respective Participating Interests.

     5.5 Personnel. DRI, as Manager, will generate and oversee the explorations programs. DRI may use any combination of DRI personnel, GBEM personnel, contractors, subcontractors, or consultants to perform field work. Any consultancy agreement or simialr agreement executed between DRI and those performing field work shall be subject and subordinate to this Agreement.

                                   ARTICLE VI
                            INTERESTS OF PARTICIPANTS

     6.1 Initial Participating Interestss. The Participants shall have the following initial Participating Interests:

          GBEM - 20%
          DRI - 80%

     The Participants will retain their respective interests or as above unless such interests are modified, transferred, diluted, or not perfectd as provided herein.

     6.2 Changes in Participating Interests. A Participants Participating Interest shallb e changed as follows:

          (a) As provided in Section 5.3, 6.5 or 6.8; or

          (b) Upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

          (c) In the event of default by a Participant inmaking its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant toinvoke Section 6.4(b); or

          (d) Transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

          (e) Acquisition of less than all of the Participating Interest of the other Participant, however arising.

     6.3 Voluntary Reduction in Participation. Except with respect to a Participant's obligation to make its Initial Contribution, as to which no election is permittedd, a Participant may elect, as provided in Section 9.5, to limit its contribution to an adopted Program and Budget as follows:

          (a) To some lesser amount than its respective  Participating Interest;
or

          (b) Not at all.

     If a Participant elects to contribute to an adopted Program and Budget some lesser amount that its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing: (I) the sum of (a) the agreed balue of the Participant's Initial Contribution under Section 5.1, which will be deemed to be 20% of the amount contributed by DRI under Section 5.2, (b) the total of all of the Participant's contributions under Section 5.2, and (c) the amount, if any, the Participant elects to contribute to the adopted Program and Budget; by (ii) the sum of (a), (b) and (c) above for all Participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall thereupong become the difference betwen 100% and the recalculated participating Interest.

     6.4  Default in Making Contributions.

          (a) If a Participant defaults in making a contribution or cash call required by approved Program and Budget, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interst, as a demand loan bering interest from the date of the advance at the rate provided in Section 1.03. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Properties and a security interest inits righrts under this Agreement and it its participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorney's fees and all other reasonable costs and expensed incurred in recovering the loan with interest and in edforcing such lien or escurity interest, or both. A non-defaulting Participant may elect the applicable remedy under this Secton 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable lalw, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

          (b) The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default,elect one of the following remedies by giving notice tothe defaulting Participant:

          (1) For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Participant may elect to have the defaulting Participant's Participating Interests permanently reduced as provided in Section
6.3. Amounts treated as a loan pursuant to Section 6.4(a) and interest theron shall be included in the calculation of the defaulting Participant's reduced Participating Interest. The non-defaulting Participant's Participating Interest shall, at such time, become the difference between 100% and further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

          (2) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant's lelection, the defaultingi Participant shall be deemed to have withdraawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Participant; provided, however, the deraulting Participant shall have the right to receive only from 10% of Net Proceeds Royalty, if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions, pursuant to Sectiosn 5.1, 5.2 and 5.3. Upon receipt of such amount the defaulting Participant shall therafter have no further right, title or interest in Assets or under this Agreement.

     6.5 Elimination of Minority Interest. Uon the reduction of its Participating Interest to less than 6%, a Participant shall be deemed to have withdrawn from this Agreement pursuant to Section 12.3 and shall relinquish its entire Participating Interest, subject to (i) those exceptions to title referenced in Section 12.3, (ii) the Campbell Lease and (iii) the SGC Agreement. Such relinquished Participating Interst shall be deemed to have accrued automatically to the other Participant.

     6.6 Continuing Liabilities Upon Adjustment of Participating Interests. Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article VI, such Participant's share of such liability shallbe equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other encumbrances arising by, through or under such other Participant, other than those existing at the time tht Properties were acquired or thoe to which both Participants have given their written consent. An adjustment toa Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be known in the books of the Manager. However, either Participant,at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evedence such adjustment in form sufficient for recording in the jurisdiction where the Properties are located.

     6.7  Feasibility Study

          a. The Participants agree to perform a Feasibility Study before performing any Development. If at any time DRI concludes, acting reasonably, that there is sufficient evidence that a potential orebody exists upon or in the Properties and that a Feasibility Study should be prepared, DRI shall by written notice so inform GBEM and SGC. Such written notice shall (I) include a pre-feasibility study setting out in reasonable detail acceptabel to GBEM and SGC, acting reasonably, all of the material information upon the basis of which DRI has reached its aforesaid conclusion; (ii) provide GBEM and SGC with the right to participate in the selection of the party to prepare the Feasibility Study; and (iii) provide GBEM & SGC, at their sole discretion, with the right to participate int he preparation of the Feasibility Study at their own costs (it being acknowledged and agreed that if GBEM & SGC do not elect to participate in the preparation of a Feasibility Study at their own cost, any and all costs and expenses related to the preparatin of a Feasibility Study shall be borne exclusively by DRI).

          b. The Feasibility Study prepared in accordance with Section 6.7(a) and accepted by the Management Committee pursuant to Section 6.99 shall be delivered t GBEM and SGC and shall include a detailed Budget of the estimated Development/Production Expenditures required to bring the Properties into Commercial Production in accordance with the Feasibility Study plus the estimated working capital and other requirements for the operation of such Properties once the Properties have been placed into Commercial Production. For purposes of this Section 6.7(b), "Development/Production Expenditures" shall mean all costs and obligations whatever kind or nature to be uncurred under a Budget.

          c. If the Feasibility Study prepared in accordance with this Agreement indicates that the Properties contain an orebody and recommends that work be commenced with a view to bringing the Properties into Commercial Production, the Participants shall not be obligated to bring the Propertiess into Commercial Production.

     6.8  SGC Right to Participate.

          a. Within the ninety (90) day period after receipt of a completed Feasibility Study and Budget prepared pursuant to Section 6.7, SGC shall have the option, but not the obligation, to exercise its right under the SGC Agreement to acquire an interest in the Properties covered by the Feasibility Study and to form a corporate entity (the "JV Corporation") as set forth in the SGC Agreement. SGC's election shall be in writing to GBEM (the "Exercise Notice") and GBEM shall promptly deliver a copy of the Exercie Notice to DRI.
          b. Upon SGC's affirmative election to participate in compliance with this Section 6.8 and the applicable provisions of the SGC Agreement, the following shall apply:

               (i) Allocation of SGC's Participating Interest. GBEM shall bear the obligation to reqlinquish to SGC up to the first 20% Participating Interest which SGC elects to purchase. DRI shall relinquish to SGC any further Participating Interest which SGC elects to acquire, provided that SGC shall not have the right to acquire from GBEM and DRI a combined total of greater than a 40% Participating Interest. If, as a result of dilution or for any other reason, GBEM holds a Participating Interest of less than 20% at the time of SGC's election and SGC elects to acquire a Participting Interest greater than the Participating Interest then held by GBEM, GBEM shall be obligated to relinquish to SGC only the Participating Interest that GBEM then holds, and the remainder of the participating Interest which SGC elects to acquire shall be relinquished by DRI.

               (ii) Conversion of GBEM's Participting Interestt. If, because of SGC's election to acquire a Participating Interest, GBEM ceases to hold any Participating Interest in the Properties, of if GBEM is left as a consequence of such election with less than the minimum level of Participating Interest set forth in Section 6.5 and is therefore deemed to hold no Participating Interest in the Properties, then GBEM shall be entitles to receive from DRI a conveyance of a Net proceeds Royalty (as defined in Exhibit D, Part 1) equal to seven and one-half percent (7.5%) burdening only DRI's Participating Interest in the Properties for all Products produced from the Properties, conveyed to GBEM by a "Net Proceeds RoyaltyDeed" substantially in the form of Exhibit E, Part 1. The conveyance shall be effective as of the date of SGC's Exercise Notice.

               (iii) Hypothetical Examples.  The  foregoing  provisions  of this
Section 6.8(b) are illustrated by the following hypothetical examples:

          (a) If DRI hold an 80% Participating Interest, GBEM hodls a 20% Participating Interest, and SGC elects to acquire a 10% Participating Interest; GBEM would relinquish a 10% Participating Interests to SGC. Immediately following such an election, Dri would hold an 80 % Participating Interest, and SGC would hold a 10% Participating Interest.

          (b) If DRI hold an 80% Participating Interest, GBEM holds a 20% Participating Interst and SGC elects to acquire a 40% Participating Interest; GBEM would relinquish a 20% Participating Interest to SGC and DRI would relinquish a 20% Participating Interest to SGC. Immediately folloiwing such an election by SGC, DRI would hold a 60% Participating Interest, SGC would hold a 40% Participating Interest, and GBEM would hold a Net Proceeds Royalty interest of 7.5% burdenign DRI's 60% Participating Interest (or a net royalty payable to GBEM from DRI's Participating Interest of 4.5% of Net proceeds).

          (c) If DRI holds a 90% Participating Interest an dGBEM holds a 10% Participating Interest and SGC elects to acquire a 6% Participating Interest, GBEM would relinquish a 6% Participating Interst to SGC. Immediately following such an election by SGC, GBEM's remaining 4% Participating Interest would be relinquished in favor DRI pursuant to the provisions of Section 6.5, DRI would hold a 94% Participating Interest (its 90% Participating Interest having been increased by the 4% Participating Interest relinquished by GBEM pursuant to the provisions of Section 6.5),SGC would hold a 6% Participating Interest, and GBEM would hold a Net Proceeds Royalty interest of 7.5% burdening DRI's 94% Participating Interst (or a net royalty payable to GBEM from DRI's Participating Interest of 7.05% of Net proceeds), GBEM's 10% Participating Interest having been reduced to a 4% Participating Interest and thereupon relinquished to DRI and converted in accordance with Section 6.8(b)(ii) into a 7.5% Net Proceeds Royalty interest burdening DRI's 994% Participating Interest.

               (iv) Assignment of Exploration Expenditure Note. GBEM and DRI acknowledge that, under the terms of the SGC Agreement, part of the indirect rata portion of the Exploration Expenditures (as defined in the SGC Agreement) incurred by GBEM and DIR prior to the formation of the JV Corporation. GBEM and DRI further acknowledge that SGC's contribution will occur indirectly though the delivery of ta promissary note (the "Exploration Expenditure Note" as defined in the SGC Agreement) and through the capitalization of the JV Corporation. GBEM and DRI agree that the Exploration Expenditure Note will be further assigned pursuant to Section 6.8(b)(vii) in the following proportions: 80% of the Exploration Expenditure Note shall be assigned to and held by DRI (or its successors or assigns) as a promisee. GBEM and DRI further agree that if GBEM ceases to hold a Participating Interest as a result of SGC's election to participate (and therefore has no right to participate as a shareholder in the JV Corporation), then DRI shall cause all obligations to GBEM under the Exploration Expenditure Note to be paid in full within two (2) years of the issuance of the Explortion Expenditure Note.

               (v) Substitution of DRI for GBEM. If GBEM ceases to hold a Participating Interest as a result of GC's election to participate (and therefore has no right to participate as a shareholder in the JV Corporation), then GBEM shalla ssign to dRI all of its right,title and interest in,t o an dunder the SGC Agreement necessary to substitute DRI int he place of and for GBEM as a party to the SGC Agreemtn. DRI shall not accept such assignment and assume prospective duties and obligations of GBEM created by the SGC Agreement as if DRI was a signatory party thereto.

               (vi) Transfer of Properties. The parties hereto shall transfer the Properties to be held pursuant to the terms of the SGC Agreement.

               (vii) Further Assurances. The parties hereto shall provide such further assurances and execute such additional documents as may be necessary to carry out the provisions of this Section 6.8(b).

          c. If SGC fails to timely and properlly elect to acquire an interest in the Properties as required by this Agreement and SGC Agreement, then SGC shall be deemed to have waived any right with respect to the Properties covered by the Exercise Notice and the Provisions of this Agreement shall govern.

          d. GBEM shall promptly provide DRI copies of notices, claims, and inquiries for information relating to the Properties or the the SGC Agrement. In the event of a dispute between SGC and GBEM, their successors or assign, GBEM shall promptly notify DRI of such dispute or claim, and provide DRI with copies of all dispute claimss, pleadings, and notices or arbitration, together with all other pertinent documetns relating to the dispute. DRI shall have the right, and GBEM shall undertake or cause to be undertaken all actions necessary to facilitate DRI's right to participate in the negotiation, adjudication, resolution or settlement of any such dispute, including without limitation, the right to review pleadings, attend hearings and mediation or arbitration sessions and revview and approve all settlements.

     6.9  Management Committee Review

          A. After submission of a Feasibility Study by the Manager, the Management Committee shall have forty-five (45) days from submission to either accept, amend, or reject as incomplete the Feasibility Study. If the Management Committee rejects the Feasibility Study as incomplete, the Management Committee shall request the Operator to perform such additional work with respect to the study a may be appropriate or necessary to complete the Feasibility Study consistent with the requirements of the SGC Agreement. If additional work is requested, the Management Committee shall meet to consider the revised Feasibility Study as soon as reasonably practicallll, but in no event later than thirty (30) days after the submission of the revised Feasibility Study to the Management Committee. A Feasibility Study accepted by the Management Committee shall include a recommendation concerning Development.

          b. Upon acceptance by the Management Committee, the Feasibility Study shall be delivered to SGC pursuant to the provisions of Section 6.8. The Management Committee shall not undertake any affirmative action concerning Development under the Feasibility Study until the end of SGC's 90-day election period provided in Section 6.8(a).

          c. Within three (3) months after the end of SGC's 90-day election period, and provided that SGC fails to elect to acquire an interest in the Properties as provided herein, the Management Committee shall vote to either proceed to Development, defer consideration of the proposal to another date, or reject the proposal. Upon approval of the proposal for Development, the Participants shalalelect to participate in Development puruant to Section 6.8

          d. Nothing contained in this Agreement shall createe, nor be construed to creat, any liability on the part of the Manager or the Management Committee for the preparation of a Feasibility Study in the event a banking or other financial intitution rejcts the Feasibility Strudy for any reason or refuses to loan funds based on the Feasibility Study sufficient to allow participation in Operations pursuant to this Agreement.

          e. Except as otherwise provided in Section 6.8, the Participants shal elect whether toparticipate in Development by giving notice to the Manaement Committee within thirty (30) days following the Management Committee's approval of a proposal toproceed to Development pursuant to Section 6.9(c) in accordance with a Feasibility Study prepared pursuant to Section 6.7. A Participant's election not to participate in Development shall constitute a deemed withdrawal from the Venture and shall result in the automatic conversion fo the Participant's Interest in the Joint Venture to a five percent (5%) Net Proceeds Royalty interest as defined in Exhibit D, and that Participant shall promptly transfer its entire Interest in the Assets of the Venture to the other Participant. If no such election is made within the thirty (30) day time period, a Participant shall be deemed to have elected to participate in Development.

          f. The Operator shall diligently commence and continue Development as provided in the Program and Budget approved by the Management Committee.

                                   ARTICLE VII
                              MANAGEMENT COMMITTEE

     7.1 Organization and Composition. The Participants hereby establish a Management Committee tod etermine overall olicies, objective, procedures, methods and actions under this Agreement. The Management Committee shall consist of one member appointed by GBEM and one member appointed by DRI. Each
Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member.
Appointments shall be made or changed by notice to the other Participant.

     7.2 Decisions. Each Participant, acting through its appointed member(s) shall have one vote on the Management Committee. Unless otherewise provided in this Agreement, the vote of the Participating Interest over 50% shall determine the decisions of the Management Committee.

     7.3 Meetings. The Management Committee shall hold regular meetings at least annually at agreed times and places. The Manager shall give 30 days notice to the participants of such regular meeting s. Additionally, either Participant may call a special meeting upono 30 day's notice to the Manager and the other Participant. In case of erergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if a least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Participants within 15 days after the meeting. The minutes, when signed by all Participant, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Participants. If personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost. All other costs shall be paid by the Participants individually.

     7.4 Action Without Meeting. In lieu of meeting , the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

     7.5 Matters Requirinig Approval. Except as otherwise delegated to the Manager in Section 8.2, the Management Committee shall have exclusing eauthority to determine all management matters related to this Agreement.

                                  ARTICLE VIII
                                     MANAGER

     8.1 Appointment. Participants hereby appoint DRI as the Manager with overall management responsibility for Operations. DRI hereby agrees to serve until it resignes as provided in Section 8.4.

     8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be dischargfed in accordance with adopted programs and Budgets:

          (a)  The Manager shall manage, direct and control Operations.

                  (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under the Agreement.

          (c) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with uch purchases and acquisitions; and (iii) keep the Asseets free and clear of all lienss and encumbrances, except for those existing at the time of , or created concurrent with, the acquisition of such Assets, or mechanic's materialmen's liens which shall be released dor discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

          (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgement of the Manager.

          (e) The Manager shall: (I) make or arrange for all payments required by leases, licenses, permits, contracts and other Agreements related to the Assets; (ii) pay all taxes, assessments and tlike charges on Operations and Assets except taxes determined or measured by a Participantssss's sales revenue or net income. If authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or exessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to securea a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of th enonpayment of any taxes, assessments or like chargess; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

          (f) The Manager shall: (I) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation therof; and (iv) prepare and file all report or notices for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

          (g) The Manager shall prosecute and defend, but shallnot initiate without consent of the Management Committee, all litigation or administrative proceeding s arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payment , committments or obligations in excess of $5000 in cash value.

          (h) The Manager shall provide insurance for the benefit of the Participants as provided in Exhobit E.

                  (i) The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except tht Properties may be aabandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excessof $5000; (ii) enter into any sales contracts or committments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

          (j) The Manager shall have the right to carry out its responsiblilites hereunder through agents, Affiliates or independent contractors.

          (k) The Manager shall perform or cause to be performed during the term of this Agreement alla ssemssment and other work required by law in order to maintain the unpatented mining claims included within the Properties. The Manager shall have ther right to perform the assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shll not be liable on account of any determination by any court or governmental agency that the work performed by Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maitaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at lease the minimumn amount required by law to maintain such claim or site.

          (l) If authorized by the Management Committee, the Manager may: (i) locate, amend or relocate any unpatented mining claim or millsite or tunnel sits, (ii) locate any fractions resulting from such amendment or relocation,
(iii) apply for patents of mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the fground thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

          (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

          (n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (I) monthly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 30 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may reasonably request. At all reasonable times the Manager shall provide the Management Committee or the representative of anyParticipant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

          (o) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

     The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

     8.3 Standard of Care. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicabel industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertainingi to Assets. The Manager shall not be liable to the nonnnmanaging Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

     8.4 Resignation; Deemed Offer to Resign. The Manager may resign upon three months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice tothe resigning Participant within 30 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, withing 90 days following such deemed offer:

          (a)  The Participating  Interest of the Manager becomes less than 50%;
or

          (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after notice from the other Participant demanding performance; or

          (c) The Manager fails to pay or contest in good faith its bills within 60 days after they are due; or

          (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for substantial part of the manager's assets is appointed and such appointment is neither made ineffective nor discharged withing 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

          (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assetss; or makes a genreal assignment for the benefit of creditors; or fails generally to pay its or Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

          (f) Entry is made against the Manager of a judgement, decree or order for relief affecting a substantial part of its assts by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

     8.5 Payments to Managere. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

     8.6 Transactions with Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arms-length transactions.

     8.7 Activities During Deadlock. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager sahll continue Operations at levels comparable with theh last adopted Program and Budget. For purposes ofdetermining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

                                   ARTICLE IX
                              PROGRAMS AND BUDGETS

     9.1 Initial Program and Budget. The initial Program and budget, which has been adopted by the Participants, is attached as Exhibit F.

     9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Section 9.8 and Article XIII, Operations shall be condduted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets.

     9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a yer at the annula meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. Each such proposed Program and Budget shall be in a form and degree of detil substntially similar to Exhibit F.

     9.4 Review and Approval of Proposed Programs and Budgets. Within 30 days after submision of a proposed Program and Budget, each Participant shall submit to the Management Committee:

          (a)  Notice   that  the  Participant approves the Proposed Program and
Budget; or

          (b)  Proposed modifications of the proposed Program and Budget; or

          (c) Notice that the Participant rejects the proposed Program and Budget.

If a Participant fails to give any of the foregoing responses within the allotted tiemn, the failure shall be deemed to be an approval by the Participant of the Manager's proposed Program and Budget. If a Participant makes a timely submission to the Management Committee pursuant to Section 9.4(b) or (c) , then the Managememt Committee shall seek to develop a Program and Budget acceptable to the Participants.

     9.5 Election to Participate. By notice to the Management Committee within 20 days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

     9.6 Deadlock on Proposed Programs and Budgets. If the Participants, acting through the Management Committee, fail to approve a Program and budget by the beginning of the period to which the proposed Program and budget applies, the provisions of Sections 8.7 and 12.2 apply.

     9.7 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and budget. If the Manager exceeds an adopted budget by more thatn 10%, then the excess over 10%, unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless other wise authorized by the Management Committee, shall be for the sole account of the Manager and such excess shall not be included in the calculations of the Participating Interest. Budget overruns of 10% or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

     9.8 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action that it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable exenditures for unexpected events which are beyond its reaonable control and which do not result from a breach by it of its standard of care. The Manger shall promptly notify the Participants of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting cost by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                                    ARTICLE X
                            ACCOUNTS AND SETTLEMENTS

     10.1  Monthly  Statements.   The  Manager  shall  promptly  submit  to  the
Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Joint Account during the preceding month.

     10.2 Cash Calls. On the basis of the adopted Program and Budget, the Manager shall submit to each Participant prior to the last day of each month, a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to 30 days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with an agreed to bank, for the benefit of the Joint Account.

     10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in 10.2 shall be in deffaullt, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to 2 percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defauling Participant shall have those rights, remedies and elections specified in Seciotn 6.4.

     10.4 Audits. Upon request made by anyParticipant within 24 months follwong the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within 24 months after the end of such period), the Manager shall order an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for descrepancies disclosed by such audit shall be made not more than 3 months after receipt of the audit report. Failure to make any such exception or claim within the 3 month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwie agreed by the Management Committee.

                                   ARTICLE XI
                            DISPOSITION OF PRODUCTION

     11.1 Taking in Kind. Each Participant shall takee in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the procesing of Products of any parties other than the Participant pursuant to this Agreement. The Manager shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective shares of Products will be available.

     11.2 Failure of Participant to Take in Kind. If a Participant fails to take in kind, the Manager shall ahve the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Partcipant's share for its own account or to sell such share as agent for the Participant at not les than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant rasonable expenses incurred in such a sale.

                                   ARTICLE XII
                           WITHDRAWAL AND TERMINATION

     12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written Agreement.
     12.2 Termination by Deadlock. If the Management Committee fails to adopt a Program and Budget for 3 months after the expiration of the latest adopted Program and Budget, either Participant may elect to terminate this Agreement by giving notice of termination to the other Participant.

     12.3 Withdrawal. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Part 1 of Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in their Assets and in this Assignment. Upon a withdrawal by GBEM, GBEM shall implement this Sections by assigning the Properties ti DRI subject to the Campbell Lease and the participation rights of SGC under the SGC Agreement. Any withdrawal under this Section 12.3 shall not relieve the withdrawing Participant or this share of liabilities to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 12.3, the withdrawing Participants's share of such liabilities shall be equal to its Participating Interest at the time such liability was incurred.

     12.4 Continuing Operations.  On termination of this Agreement under Section
12.1 or 12.2, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

     12.5 Disposition of Assets on Termination. Promptly after termination under
Section 12,1 or 12.2, the Manager shall take all action necessary to wind up the activities of the venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. In accordance with Exhibit C, any Participant that has a negative capital Account balance when the Venture is terminated for any reason shall contribute to the Assets of the Venture an amount sufficient to raise such balance to zero. The Assets shall first be paid, applied, or distributed in satisfaction of all liabilities of the Venture to third parties and then to satisfy any debts, obligations, or liabilities owed to the Participants. Before distributing any funds or Assets to Participants, the Manager shall have the right to segregate amounts which, in the Manager's reasonable judgement, are necessary to discharge continuing obligations or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions or Capital Account balance. Thereafter, any remaining cash and all other Assets shall be distributed (in undivided interests unless otherwise agreed) to the Participants, first in the ratio and to the extent of their respective Capital Accounts and then in proportion to their respective Participating Interests, subject OT any dilution, reduction, or termination of such Participating Interests as may have occurred pursuant to the terms of this Agreement. No Participant shall receive a distribution of any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest therein has been terminated pursuant to this Agreement.

     12.6  Non-Compete  Covenants.  A  Participant  that  withdraws  pursuant to
Section 12.3, or is deemed to have withdrawn pursuant to Section 5.2 or 6.5, shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.6, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within 45 days after it is received by such non-withdrawing Participant.

     12.7 Right to Data After Termination. After termination of this Agreement pursuant to Section 12.1 or 12.2, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not e entitled to any such copies after any other termination or any withdrawal.

     12.8 Continuing  Authority.  On Termination of this Agreement under Section
12.1 or 12.2 or the deemed withdrawal of a Participant pursuant to Section 5.2, 6.4(b)(2) or 6.5 or the withdrawal of a Participant pursuant to Section 12.3, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                  ARTICLE XIII
                      ACQUISITIONS WITHIN AREA OF INTEREST

     13.1 General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement.

     13.2 Notice to Nonacquiring Participant. Within 30 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area on Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the Participants under this Agreement.

     13.3 Option Exercised. If, within 30 days after receiving the acquiring Participant's notice, the other Participant notified the acquiring Participant of its election to accept a proportionate interest in the acquired interest equal to its Participating Interest, the acquiring Participant shall convey to the other Participant, by special warranty deed, such a proportionate undivided interest therein. The acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Participant's election to accept the proportionate interest therein. Such other Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-o-pocket acquisition costs.

     13.4 Option Not Exercised. If the other Participant does not give such notice within the 30 day period set fourth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

                                   ARTICLE XIV
                     ABANDONMENT AND SURRENDER OF PROPERTIES

     14.1 Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part or all the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties.

     14.2 Reacquisition. If any Properties area abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two years following the date of such abandonment or surrender. If a Participant reacquires any Properties in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within 45 days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participant's respective Participating Interests.

                                   ARTICLE XV
                              TRANSFER OF INTEREST

     15.1 General. A Participant shall have the right to Transfer to any third party all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article XV.

     15.2  Limitations  on  Free  Transferability.   The  Transfer  right  of  a
Participant in Section 15.1 shall be subject to the following terms and conditions:

          (a) No transferee of all or any part of the interest of Participant in this Agreement, any Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 15.2(g) and 15.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

          (b) No Participant, without the consent of the other Participant, shall make a Transfer which shall cause termination of the tax partnership established by the provisions of Section 4.2;

          (c) No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

          (d) As provided in Exhibit C, Article IV, the transferring Participant and the transferee shall bear all tax consequences of the Transfer;

          (e) In the event of a  Transfer  of less  than all of a  Participating
Interest, the transferring Participant and its transferee shall act and be treated as one Participant;

          (f) No Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of part or all of its Participating interest;

          (g) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest shall be subordinate to the terms of this Agreement and the rights interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

          (h) If a sale or other commitment or disposition of Products r proceeds from the sale of Products by a Participant upon distribution to it pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and condition of this Agreement; and

          (I) If, contrary to Section 15.2(b), a Transfer is made which causes termination of the tax partnership established by Section 4.2, the transferring Participant shall indemnify, defend and hold harmless the other Participant from and against any and all loss, cost, expenses or damage arising from such termination.

          (j) Only United States currency shall be used for Transfers for consideration.

     15.3 Preemptive Right. Except as otherwise provided in Section 15.4, if a Participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets, the other Participant shall have a preemptive right to acquire such interests as provided in this
Section 15.3.

          (a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets shall promptly notify the other Participant of its intentions. The notice shall state the price and all other pertinent terms and conditions of the intended Transfer, and shall be accompanies by a copy of the offer or contract fro sale. The other Participant shall have 30 days from the date such notice is delivered to notify the transferring Participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

          (b) If the other Participant fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have 30 days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favourable than those offered by the transferring Participant to the other Participant in the notice required in
Section 15.3(a).

          (c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all the procedures set forth in this Section 15.3.

     15.4 Exceptions to Preemptive Right. Section 15.3 shall not apply to the following :

          (a) Transfer by a participant of all or any part of its interest in this Agreement, any Participating Interest, or the Assets to an Affiliate;

          (b) Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the Surviving entity shall possess substantially all of the stock, or all of the property right and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (c) The grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrances; or

          (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to
Article XI.

                                   ARTICLE XVI
                                    DISPUTES

     16.1 Arbitration of Disputes. All disputes between the Participants, their successors and assigns, arising under this Agreement, which the parties are unable to resolve within 20 days, may at any time thereafter be submitted to arbitration by written demand of any party. To demand arbitration any participant (the "demanding party") shall give written notice to the other
Participant )the "responding party"). Such notice shall specify the nature of the issues in dispute, the amount involved, and the remedy requested. Within 20 days of the receipt of the notice, the responding party shall answer the demand in writing, specifying the issues that party disputes. Each participant shall select one qualified arbitrator within 10 days of responding party's answer. Each of the arbitrators shall be a disinterested person qualified by experience to hear and determine the issues to be arbitrated. The arbitrators so chosen shall select a neutral arbitrator within 10 days of their selection. If the named arbitrators cannot agree on a neutral arbitrator, the arbitrators shall make application to any court of competent jurisdiction in the State of Nevada, with a copy to both Participants, requesting that court to select and appoint the third arbitrator. The court's selection shall be final and binding on the Participants. If either Participant does not name an arbitrator, the arbitrator named by either party shall serve as sole arbitrator. Immediately upon appointment of the third arbitrator, each participant shall present in writing to the panel of three arbitrators (with a copy to the other Participant) their statement of the issues in dispute. Any questions of whether a dispute should be arbitrated under this Section shall be decided by the arbitrators. The arbitrators, as soon as possible, but not more than 30 days after their appointment, shall meet in Reno, Nevada, at a time an place reasonably convenient for the Participants, after giving each Participant at least 10 days' notice. The arbitration hearing shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association as amended. In the event of conflict between the provisions of this Agreement and the provisions of the commercial arbitration rules of the America Arbitration Association, the provisions of this Agreement shall prevail. The failure of a Participant to appear at the hearing shall not operate as a default. The attendance of all arbitrators shall not be required at all hearings. Actions of the arbitrators shall e by majority vote. After hearing the Participants in regard to the matter in dispute, taking such evidence and making such other investigation as justice requires and as the arbitrators deem necessary, they shall decide the issues submitted to them within 10 days thereafter and serve a written and signed copy of the award upon each Participant. Such award shall be final and binding on the Participants, and confirmation thereon may be applied for in any court of competent jurisdiction by any Participant. If the Participants settle the dispute in the course of the arbitration, such settlement shall be approved by the arbitrators on request of either Participant and become the award. Fee and expenses of the arbitration shall be shared by the Participants in proportion to their Participating Interests. Each participant shall bear its own attorneys' fees.

                                  ARTICLE XVII
                                 CONFIDENTIALITY

     17.1 General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the participants and, except as provided in Section 17.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

     17.2 Exceptions. The consent required by Section 17.1 shall not apply to a disclosure:

          (a) To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

          (b) To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interests in or to this Agreement, its Participating Interest, or the Assets; or

          (c) To a governmental agency or to the public which the disclosing Participant believes in good faith is required by pertinent law or regulation or the rules of any stock exchange;

In any case to which this Section 17.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Section 17.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participant are obligated under this Article XVII.

     17.3 Duration of Confidentiality. The provisions of this Article XVII shall apply during the term of this Agreement and for two years following termination of this Agreement pursuant to Section 12.1 or 12.2 and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two years following the date of such occurrence.

                                  ARTICLE XVII
                               GENERAL PROVISIONS

     18.1 Notices. All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

          GBEM:     Great Basin Exploration and Mining Co., Inc.
                    3400 Kauai Court, Suite 208
                    Reno, Nevada 89509
                    Attention: Anthony P. Taylor
                    Tele: (702) 689-7450
                    Fax:  (702) 689-7489

          DRI:      Digger Resources Inc.
                    4605, 400 - 3rd Ave SW,
                    Calgary, Alberta T2P 4H2

                    Attention: Norman B. Yeo
                    Tele: (403) 290-1913
                    FAX: (403) 261-7015

All Notices shall be given (I) by personal delivery to the Participant, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered
(I) if by personal delivery on the date of delivery if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication on the next business day following receipt of the electronic communication, and (iii) if solely by mail on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

     18.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of the Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right.

     18.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

     18.4 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including , without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of the Participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgements or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorizations; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake., storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therfor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Participant to advance funds pursuant to Section 10.2 shall be reduced to levels consistent with Operations.

     18.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, except for its rules pertaining to conflicts of law.

     18.6 Rules Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the effective date of this Agreement.

     18.7 Further Assurances. Each of the Participants agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

     18.8 Survival of Terms and Conditions. The following Sections shall survive the termination of this Agreement to the full extent necessary for their enforcement and the protection of the Participant in whose favour they run:
Sections 2.2, 4..5, 6.4, 6.6, 10.3, 12.3, 12.4 12.5, 12.6, 12.7, and 12.8.

     18.9 Entire Agreement; Successors and Assigns. This Agreement contain the entire understanding of the Participants and supersedes all prior Agreements and understanding between the Participants and relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

     18.10 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, which shall not disclose financial information contained herein, shall be prepared and recorded by Manager. This Agreement shall not be recorded.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ATTEST:                            GBEM



By----------------------------     By---------------------------
            Secretary                         President




ATTEST:                            DRI



         Norman B. Yeo                      William Scott
By---------------------------      By---------------------------
             Secretary                       President


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



ATTEST:                            GBEM


                                             George Beattie
By----------------------------     By---------------------------
            Secretary                         President




ATTEST:                            DRI




By----------------------------     By----------------------------
             Secretary                       President

                                    EXHIBIT A


                     PART 1. PROPERTIES AND TITLE EXCEPTIONS


Unpatented mining claims located in T20N, R42E, and T21N, R42E, M.D.B. & M., Lander County, Nevada, all of which are subject to the terms and conditions of that certain Tempo Mineral Lease dated October 14, 1994 between Lyle F. Campbell, Trustee, and Great Basin Exploration & Mining Co., Inc., and all of which are subject to the terms and conditions of that certain Participation Agreement dated as of May 31, 1995 among Serem Gatro Canada Inc., Great Basin Exploration & Mining Co., Inc. and Great Basin Management Co., Inc., which claims are hereafter to referred to as the "Campbell Lease Claims" and are more particularly described as follows:


Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Tempo 38 (R)        11/1/84             248   392       330317
Tempo 39 (R)        11/1/84             248   393       330318
Tempo 40 (R)        10/31/84            248   394       330319
Tempo 41 (R)        10/31/84            248   395       330320
Tempo 42 (R)        11/3/84             248   396       330321
Tempo 43 (R)        11/3/84             248   397       330322
Tempo 78 (R)        11/1/84             248   412       330337
Tempo 80 (R)        11/1/84             248   414       330339
Tempo 82 (R)        11/1/84             248   416       330341

BAH 128             12/12/84            250   569       334577
BAH 130             12/12/84            250   571       334579
BAH 132             12/14/84            250   573       334581
BAH 134             12/14/84            250   575       334583
BAH 136             12/14/84            250   577       334585
BAH 138             12/14/84            250   579       334587
BAH 140             12/14/84            250   581       334589
BAH 142             12/14/84            250   583       334591
Great Western        1/26/94            405   368       694230
Great Western 2      1/26/94            405   369       694231
Great Western 3      1/26/94            405   370       694232
Great Western 4      1/26/96            405   371       694233
Great Western 5      1/26/94            405   372       694234
Great Western 6      1/26/94            405   373       694235

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

T 2                  3/19/96            428   776       739026
T 3                  3/19/96            428   777       739209
T 4                  3/19/96            428   778       739210
T 5                  3/19/96            428   779       739211
T 6                  3/19/96            428   780       739025
T 89                 3/18/96            428   781       739095
T 90                 3/18/96            428   782       739043
T 91                 3/18/96            428   783       739044
T 92                 3/22/96            428   784       739200
T 93                 3/22/96            428   785       739201
T 94                 3/22/96            428   786       739202
T 95                 3/22/96            428   787       739203
T 96                 2/22/96            428   788       739204
T 97                 3/22/96            428   789       739205
T 98                 3/22/96            428   790       739206
T 99                 3/22/96            428   791       739207
T 100                3/22/96            428   792       739208

T 105 (R)            11/3/84            248   492       330417
T 106 (R)            11/4/84            248   493       330418
T 107 (R)            11/4/84            248   494       330419
T 108 (R)            11/4/84            248   495       330420
T 109 (R)            11/4/84            248   496       330421

TA 3 (R)             11/1/84            248   481       330406
TA 4 (R)             11/1/84            248   482       330407
TA 5 (R)             11/1/84            248   483       330408
TA 6                 3/20/96            428   793       739197
TA 7                 3/20/96            428   794       739198
TA 8                 3/20/96            428   795       739199
TA 9                 3/19/96            428   796       739027
TA 89                3/18/96            428   797       739092
TA 90                3/18/96            428   798       739093
TA 91                3/18/96            428   799       739094
TA 92                3/22/96            428   800       739227
TA 93                3/22/96            428   801       739228
TA 94                3/22/96            428   802       739229
TA 95                3/22/96            428   803       739230
TA 96                3/22/96            428   804       739231
TA 97                3/22/96            428   805       739194
TA 98                3/22/96            428   806       739195
TA 99                3/22/96            428   807       739196

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

TB 1 (R)             11/2/84            248   467       330392
TB 2 (R)             11/2/84            248   468       330393
TB 3 (R)             11/2/84            248   469       330394
TB 4 (R)             11/1/84            248   470       330395
TB 5 (R)             11/1/84            248   471       330396
TB 6 (R)             11/1/84            248   472       330397
TB 7 (R)             11/1/84            248   473       330398
TB 8                 3/20/96            428   808       739224
TB 9                 3/20/96            428   809       739225
TB 10                3/20/96            428   810       739226
TB 11                3/19/96            428   811       739011
TB 11 (R)            11/2/84            248   477       330402
TB 12 (R)            11/2/84            248   478       330403
TB 89                3/17/96            428   812       739086
TB 90                3/17/96            428   813       739087
TB 91                3/17/96            428   814       739088
TB 92                3/17/96            428   815       739089
TB 93                3/17/96            428   816       739090
TB 94                3/17/96            428   817       739091
TB 95                3/22/96            428   818       739221
TB 96                3/22/96            428   819       739222
TB 97                3/22/96            428   820       739223
TC 1 (R)             11/2/84            248   453       330378
TC 2 (R)             11/2/84            248   454       330379
TC 3 (R)             11/2/84            248   455       330380
TC 4                 3/19/96            428   821       739253
TC 5                 3/19/96            428   822       739214
TC 6                 3/19/96            428   823       739215
TC 7                 3/19/96            428   824       739216
TC 8                 3/19/96            428   825       739217
TC 9                 3/19/96            428   826       739218
TC 10                3/19/96            428   827       739219
TC 11                3/19/96            428   828       739220
TC 89                3/17/96            428   829       739080
TC 90                3/17/96            428   830       739081
TC 91                3/17/96            428   831       739082
TC 92                3/17/96            428   832       739083
TC 93                3/17/96            428   833       739084
TC 94                3/17/96            428   834       739085
TC 95                3/22/96            428   835       739248

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

TC 96                3/22/96            428   836       739249
TC 97                3/22/96            428   837       739250
TC 98                3/22/96            428   838       739251
TC 99                3/22/96            428   839       739252
TD 1 (R)             11/3/84            248   442       330367
TD 2 (R)             11/2/84            248   443       330368
TD 3 (R)             11/2/84            248   444       330369
TD 4 (R)             11/2/84            248   445       330370
TD 5                 3/19/96            428   840       739242
TD 6                 3/19/96            428   841       739243
TD 7                 3/19/96            428   842       739244
TD 8                 3/19/96            428   843       739245
TD 9                 3/19/96            428   844       739246
TD 10                3/19/96            428   845       739247
TD 12 (R)            11/3/84            248   452       330377
TD 89                3/17/96            428   846       739074
TD 90                3/17/96            428   847       739075
TD 91                3/17/96            428   848       739076
TD 92                3/17/96            428   849       739077
TD 93                3/17/96            428   850       739078
TD 94                3/17/96            428   851       739079
TD 95                3/21/96            428   852       739237
TD 96                3/21/96            428   853       739238
TD 97                3/21/96            428   854       739239
TD 98                3/21/96            428   855       739240
TD 99                3/21/96            428   856       739241
TE 1                 3/28/91            359   291       626379
TE 2                 3/28/91            359   292       626380
TE 3                 3/28/91            359   293       626381
TE 4                 3/28/91            359   294       626382
TE 5                  5/4/91            359   295       626383
TE 6                  5/4/91            359   296       626384
TE 7                  5/5/91            359   297       626385
TE 8                  5/5/91            359   298       626386
TE 9                  5/5/91            359   299       626387
TE 10                 5/5/91            359   300       626388
TE 11                 5/5/91            359   301       626389
TE 11A                5/4/91            359   302       626390

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

TE 89                3/17/96            428   857       739117
TE 90                3/17/96            428   858       739118
TE 91                3/17/96            428   859       739070
TE 92                3/17/96            428   860       739071
TE 93                3/17/96            428   861       739072
TE 94                3/17/96            428   862       739073
TE 95                3/21/96            428   863       739232
TE 96                3/21/96            428   864       739233
TE 97                3/21/96            428   865       739234
TE 98                3/21/96            428   866       739235
TE 99                3/21/96            428   867       739236

TF 1                 3/28/91            359   303       626391
TF 2                 3/28/91            359   304       626392
TF 3                 3/29/91            359   305       626393
TF 4                 3/29/91            359   306       626394
TF 5                  5/4/91            359   307       626395
TF 6                 3/20/96            428   868       739272
TF 7                 3/20/96            428   869       739273
TF 8                 3/20/96            428   870       739274
TF 9                 3/20/96            428   871       739275
TF 10                3/20/96            428   872       739276
TF 11                 5/4/91            359   308       626396
TF 11A               3/20/96            428   884       739277
TF 89                3/17/96            428   873       739111
TF 90                3/17/96            428   874       739112
TF 91                3/17/96            428   875       739113
TF 92                3/17/96            428   876       739114
TF 93                3/17/96            428   877       739115
TF 94                3/17/96            428   878       739116
TF 95                3/21/96            428   879       739267
TF 96                3/21/96            428   880       739268
TF 97                3/21/96            428   881       739269
TF 98                3/21/96            428   882       739270
TF 99                3/21/96            428   883       739271
TG 1                 3/28/91            359   309       626397
TG 2                 3/28/91            359   310       626398
TG 3                 3/29/91            359   311       626399
TG 4                 3/29/91            359   312       626400
TG 5                  5/4/91            359   313       626401
TG 6                 3/20/96            428   885       739283

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

TG 7                 3/20/96            428   886       739284
TG 8                 3/20/96            428   887       739285
TG 9                 3/20/96            428   888       739286
TG 10                3/20/96            428   889       739287
TG 11                3/20/96            428   890       739288
TG 89                3/17/96            428   891       739105
TG 90                3/17/96            428   892       739106
TG 91                3/17/96            428   893       739107
TG 92                3/17/96            428   894       739108
TG 93                3/17/96            428   895       739109
TG 94                3/17/96            428   896       739110
TG 95                3/21/96            428   897       739278
TG 96                3/21/96            428   898       739279
TG 97                3/21/96            428   899       739280
TG 98                3/21/96            428   900       739281
TG 99                3/21/96            428   901       739282
TH 1                 3/21/96            428   902       739260
TH 2                 3/21/96            428   903       739261
TH 3                  6/2/91            361   222       629257
TH 4                  6/2/91            361   223       629258
TH 5                  6/2/91            361   224       629259
TH 6                 3/21/96            428   904       739262
TH 7                 3/21/96            428   905       739263
TH 8                 3/21/96            428   906       739264
TH 9                 3/21/96            428   907       739265
TH 10                3/21/96            428   908       739266
TH 89                3/16/96            428   909       739096
TH 90                3/16/96            428   910       739097
TH 91                3/16/96            428   911       739098
TH 92                3/16/96            428   912       739099
TH 93                3/16/96            428   913       739100
TH 94                3/16/96            428   914       739101
TH 95                3/16/96            428   915       739102
TH 96                3/16/96            428   916       739103
TH 97                3/16/96            428   917       739104
TH 98                3/21/96            428   918       739258
TH 99                3/21/96            428   919       739259
TI 1                 3/21/96            428   920       739291
TI 2                 3/21/96            428   921       739292
TI 3                 3/21/96            428   922       739293

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

TI 4                 3/21/96            428   923       739294
TI 5                 3/21/96            428   924       739295
TI 6                 3/21/96            428   925       739296
TI 7                 3/21/96            428   926       739254
TI 8                 3/21/96            428   927       739255
TI 9                 3/21/96            428   928       739256
TI 10                3/21/96            428   929       739257

TI 89                3/16/96            428   930       739128
TI 90                3/16/96            428   931       739129
TI 91                3/16/96            428   932       739130
TI 92                3/16/96            428   933       739131
TI 93                3/16/96            428   934       739132
TI 94                3/16/96            428   935       739133
TI 95                3/16/96            428   936       739134
TI 96                3/16/96            428   937       739135
TI 97                3/16/96            428   938       739136
TI 98                3/21/96            428   939       739289
TI 99                3/21/96            428   940       739290

TQ 1                 3/10/94            408    57       699493
TQ 2                 3/10/94            408    58       699494
TQ 3                 3/10/94            408    59       699495
TQ 4                 3/22/96            428   944       739181
TQ Fraction          3/10/94            408    60       699496
TQ 6                 3/19/96            428   945       739024
TQ 7                 3/19/96            428   946       739212
TQ 8                 3/19/96            428   947       739213
TQ 9                 3/19/96            428   948       739177
TQ 10                3/19/96            428   949       739023
TQ 11 (A)            3/22/96            428   941       739178
TQ 12 (A)            3/22/96            428   942       739179
TQ 13 (A)            3/22/96            428   943       739180

TQ 100               3/18/96            428   950       739045

Nova 40              11/16/95           425   221       732973
Nova 41              9/1/94             412   540       708267
Nova 42              9/1/94             412   541       708268
Nova 43              9/1/94             412   542       708269
Nova 44              9/1/94             412   543       708270
Nova 45              9/1/94             412   544       708271
Nova 46              9/1/94             412   545       708272

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Nova 47              9/1/94             412   545       708273
Nova 48              9/1/94             412   547       708274
Nova 49              9/1/94             412   548       708275
Nova 50              9/1/94             412   549       708276
Nova 51              9/1/94             412   550       708277
Nova 52              9/1/94             412   551       708278
Nova 53              9/1/94             412   552       708279
Nova 54              9/1/94             412   553       708280
Nova 55              9/1/94             412   554       708281
Nova 56              9/1/94             412   555       708282
Nova 57              9/1/94             412   556       708283
Nova 58              9/1/94             412   557       708284
Nova 59              9/1/94             412   558       708285
Nova 60              9/1/94             412   559       708286
Nova 61              9/1/94             412   560       708287
Nova 62              9/1/94             412   561       708288
Nova 63              9/1/94             412   562       708289
Nova 64              9/1/94             412   563       708290
Nova 65              9/1/94             412   564       708291
Nova 66              9/1/94             412   565       708292
Nova 67              9/1/94             412   566       708293
Nova 68              9/1/94             412   567       708294
Nova 69              9/1/94             412   568       708295
Nova 70              9/1/94             412   569       708296
Nova 71              9/1/94             412   570       708297
Nova 72              9/1/94             412   571       708298
Nova 73              11/16/95           425   222       732974
Nova 74              11/16/95           425   223       732975
Nova 75              11/16/95           425   224       732976
Nova 76              11/16/95           425   225       732977
Nova 77              11/16/95           425   226       732978
Nova 78              11/16/95           425   227       732979
Nova 79              12/20/95           425   228       732980
Nova 80              12/20/95           425   229       732981
Nova 81              12/20/95           425   230       732982
Nova 82              12/20/95           425   231       732983
Nova 83              3/19/96            428   665       739127
Nova 84              3/19/96            428   666       739126
Nova 85              3/19/96            428   667       739125
Nova 86              3/19/96            428   668       739124
Nova 86A             3/19/96            428   775       739123
Nova 87              3/19/96            428   669       739122
Nova 88              3/19/96            428   670       739121

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Nova 89              3/19/96            428   671       739120
Nova 90              3/18/96            428   672       739119
Nova 91              3/18/96            428   673       739151
Nova 92              3/18/96            428   674       739150
Nova 93              3/18/96            428   675       739149
Nova 94              3/18/96            428   676       739148
Nova 95              3/18/96            428   677       739147
Nova 96              3/18/96            428   678       739146
Nova 97              3/18/96            428   679       739145
Nova 98              3/18/96            428   680       739144
Nova 100             11/16/95           425   232       732984
Nova 101             11/16/95           425   233       732985
Nova 102             11/16/95           425   234       732986
Nova 103             11/16/95           425   235       732987
Nova 104             11/16/95           425   236       732988
Nova 105             11/16/95           425   237       732989
Nova 106             11/16/95           425   238       732990
Nova 107             11/16/95           425   239       732991
Nova 108             11/16/95           425   232       732992
Nova 109             11/16/95           425   233       732993
Nova 110             11/16/95           425   234       732994
Nova 111             11/16/95           425   235       732995
Nova 112             11/16/95           425   236       732996
Nova 113             12/28/95           425   237       732997
Nova 114             12/28/95           425   238       732998
Nova 115             12/28/95           425   239       732999
Nova 116             12-28-95           425   240       733000
Nova 117             12/28/95           425   241       733001
Nova 118             12/28/95           425   242       733002
Nova 119             12/28/95           425   243       733003
Nova 120             12/28/95           425   244       733004
Nova 121             12/28/95           425   245       733005
Nova 122             12/28/95           425   246       733006
Nova 123             12/28/95           425   247       733007
Nova 124             12/28/95           425   248       733008
Nova 125             12/28/95           425   249       733009
Nova 126             12/28/95           425   250       733010
Nova 127             12/28/95           425   251       733011
Nova 128             12/28/95           425   252       733012
Nova 129             12/28/95           425   253       733013
Nova 130             12/28/95           425   254       733014
Nova 131             3/18/96            428   681       739143
Nova 132             3/18/96            428   682        739142

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Nova 133             3/18/96            428   683       739141
Nova 134             3/18/96            428   684       739140
Nova 135             3/18/96            428   685       739139
Nova 136             3/18/96            428   686       739136
Nova 137             3/18/96            428   687       739137
Nova 138             3/18/96            428   688       739176
Nova 139             3/18/96            428   689       739175
Nova 140             3/18/96            428   690       739174
Nova 141             3/18/96            428   691       739173
Nova 142             3/18/96            428   692       739172
Nova 143             3/18/96            428   693       739171
Nova 144             3/18/96            428   694       739170
Nova 145             3/18/96            428   695       739169
Nova 146             3/18/96            428   696       739168
Nova 147             3/18/96            428   697       739167
Nova 148             3/18/96            428   698       739166
Nova 149             3/18/96            428   699       739165
Nova 150             3/18/96            428   700       739164
Nova 151             3/18/96            428   701       739163
Nova 152             3/18/96            428   702       739162
Nova 153             3/18/96            428   703       739161
Nova 154             3/18/96            428   704       739160
Nova 155             3/18/96            428   705       739159
Nova 156             3/18/96            428   706       739158
Nova 198             3/19/96            428   707       739157
Nova 199             3/19/96            428   708       739156
Nova 200             3/17/96            428   709       739155
Nova 201             3/17/96            428   710       739154
Nova 202             3/17/96            428   711       739153
Nova 203             3/17/96            428   712       739152
Nova 204             3/17/96            428   713       739193
Nova 205             3/17/96            428   714       739192
Nova 206             3/17/96            428   715       739191
Nova 207             3/17/96            428   716       739190
Nova 208             3/17/96            428   717       739189
Nova 209             3/17/96            428   718       739188
Nova 210             3/17/96            428   719       739187
Nova 211             3/17/96            428   720       739186
Nova 212             3/17/96            428   721       739185
Nova 213             3/17/96            428   722       739184
Nova 214             3/17/96            428   723       739183
Nova 215             3/17/96            428   724       739182

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Nova 216             3/18/96            428   725       739046
Nova 217             3/18/96            428   726       739047
Nova 218             3/18/96            428   727       739048
Nova 219             3/18/96            428   728       739049
Nova 220             3/18/96            428   729       739050
Nova 221             3/18/96            428   730       739051
Nova 222             3/18/96            428   731       739052
Nova 223             3/18/96            428   732       739053
Nova 224             3/18/96            428   733       739054
Nova 225             3/18/96            428   734       739055
Nova 226             3/18/96            428   735       739056
Nova 227             3/18/96            428   736       739057
Nova 228             3/18/96            428   737       739058
Nova 229             3/18/96            428   738       739059
Nova 230             3/18/96            428   739       739060
Nova 231             3/18/96            428   740       739061
Nova 232             3/18/96            428   741       739062
Nova 233             3/18/96            428   742       739063
Nova 234             3/18/96            428   743       739064
Nova 235             3/18/96            428   744       739065
Nova 236             3/18/96            428   745       739066
Nova 237             3/18/96            428   746       739067
Nova 238             3/18/96            428   747       739068
Nova 239             3/18/96            428   748       739069
Nova 240             3/19/96            428   749       739028
Nova 241             3/19/96            428   750       739029
Nova 242             3/19/96            428   751       739030
Nova 243             3/19/96            428   752       739031
Nova 244             3/19/96            428   753       739032
Nova 245             3/19/96            428   754       739033
Nova 246             3/19/96            428   755       739034
Nova 247             3/19/96            428   756       739035
Nova 248             3/19/96            428   757       739036
Nova 249             3/19/96            428   758       739037
Nova 250             3/19/96            428   759       739038
Nova 251             3/19/96            428   760       739039
Nova 252             3/19/96            428   761       739040
Nova 253             3/19/96            428   762       739041
Nova 254             3/19/96            428   763       739042
Nova 255             3/19/96            428   764       739012
Nova 256             3/19/96            428   765       739013
Nova 257             3/19/96            428   766       739014
Nova 258             3/19/96            428   767       739015

Claim               Location             County          BLM
Name/No               Date              Book/Page      Serial Nos.

Nova 259             3/19/96            428   768       739016
Nova 260             3/19/96            428   769       739017
Nova 261             3/19/96            428   770       739018
Nova 262             3/19/96            428   771       739019
Nova 263             3/19/96            428   772       739020
Nova 264             3/19/96            428   773       739021
Nova 265             3/19/96            428   774       739022

(R) denotes Relocation
(A) denotes Amended